Exhibit 10(c)

(FORM OF GRANT LETTER)

THE DEWEY ELECTRONICS CORPORATION

27 Muller Road
Oakland, New Jersey 07436

INCENTIVE STOCK OPTION

(Date)

(Name/address)

Dear

The Stock Option Committee (the "Committee"), in accordance with provisions of the 1998 Stock Option Plan (the "Plan") of The Dewey Electronics Corporation (the "Corporation"),

has granted you an option ("Stock Option") to purchase ______ shares of the Corporation's Common Stock.  The date on which such options were granted was

_________________.  Your stock option is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code (“Incentive Stock

Options”), as amended, and is subject to the terms and conditions of the Plan and this letter.

1.  Option Price

The price at which you may purchase the shares of Common Stock covered by the Stock Option is $_______ per share (which is the fair market value [for 10% owners: 110% of the fair market value] of the Common Stock, as determined by the Committee, at the time of the granting of the option).

2.  Period of Option

Your Stock Option shall expire on (10 years from date of grant [for 10% owners:  5 years from the date of grant] subject to paragraph 6 of this letter.

3.  Exercise of Option and Payment for Shares

(a)           You must remain in the employ of the Corporation or a subsidiary Corporation for one year from the date the option was granted before you can exercise any part of this Stock Option.  Thereafter, this Stock Option will be exercisable, subject to all other conditions of the Plan.

(b)           Subject to the foregoing and to paragraph 6 of this letter, you may purchase the shares of Common Stock covered by your Stock Option at any time on or before the expiration date.  Such exercise may be effected only by giving written notice of the exercise of the Stock Option and the number of shares of Common Stock desired to be purchased to the Corporation at its address set forth above, Attention:  President.  Such notice must be delivered, or, if mailed, postmarked on or before the date on which the right to exercise the Stock Option expires, and must be accompanied by cash (including check, bank draft, money order or wire transfer to the order of the Corporation) for payment in full of the option price of the shares purchased.  The date of exercise shall be the date that notice of exercise is delivered, if by hand, or the date notice of exercise is postmarked, if mailed.

4.  Status as Stockholder

Prior to your purchase of shares, you shall, as a holder of a Stock Option, have none of the rights of a stockholder of the Corporation.

5.  Non-Transferability

During your lifetime, your Stock Option shall be exercised only by you and shall not be transferable except for exercise as provided in paragraph (6)(c) of this letter.

6.  Termination of Employment

(a)           If your employment terminates upon retirement at age 65 or for any reason beyond your control other than your death, you may exercise your Stock Option only within three months after the date of termination of employment, but in no event after the expiration date of the option, and only as to shares which you were entitled to purchase pursuant to paragraph 3 of this letter at the date of such termination.

(b)           If your employment terminates for reasons within your control, including, without limitation, cause and voluntary resignation, your Stock Option shall be terminated as of the date you resign or receive notice of termination.  The Committee shall have absolute discretion to determine the date when notice of such termination was given and whether or not such termination was for cause, and its decision shall be conclusive and binding upon you.

(c)           In the event of your death, your Stock Option may be exercised by your legal representatives within twelve (12) months following the date of death, but in no event after the expiration date of the option, and only as to shares which you were entitled to purchase pursuant to paragraph 3 of this letter at the time of your death.

7.  Adjustment in Certain Events

Pursuant to paragraph 12 of the Plan, the number or kind of shares covered by your Stock Option, the option price per share, and the exercisability of your Stock Option may be adjusted if certain events occur.  You will be notified in the event of any such changes.

8.  No Guarantee of Employment

The grant of this Stock Option shall not constitute an assurance of continued employment for any period.

9.  Administration

The Plan authorizes the Committee to interpret the Plan and to act upon all matters relating to the granting of options under the Plan.  Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final, binding and conclusive.

10. Restrictions on Option Exercise and Resale of Shares

(a)           As a condition to the exercise of your Stock Option you will be required to agree to notify the Corporation of any disposition of the shares acquired upon exercise which occurs within two years of the date of exercise.

(b)           Even though your Stock Option is otherwise exercisable, your right to exercise the Option will be suspended if the Committee or the Corporation determines, upon advice of counsel, that your exercise of the Stock Option would violate applicable laws or regulations.  The suspension will last until the exercise would be lawful.  Any such suspension will not extend the term of your Stock Option or the period during which it may be exercised.  The Corporation has no obligation to register its Common Stock under federal or state securities laws.

(c)
The shares of Common Stock you will receive upon exercise of your Stock Option have not been registered under federal or state securities laws and accordingly you will be unable to sell such Common Stock unless the sale is registered under the Securities Act of 1933 or an exemption from registration is available.  As a result, you will generally need to comply with Rule 144 under the Securities Act when selling shares acquired upon exercise of your Stock Option.  In general, Rule 144 contains holding period, manner of sale and other restrictions on sale of shares.

Sincerely,

THE DEWEY ELECTRONICS CORPORATION

BY

Stock Option Committee Member